Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $5.6 Million, or $0.98 Per Diluted Share, in Second Quarter 2023

ANCHORAGE, Alaska - July 27, 2023 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $5.6 million, or $0.98 per diluted share, in the second quarter of 2023, compared to $4.8 million, or $0.84 per diluted share, in the first quarter of 2023, and $4.8 million, or $0.83 per diluted share, in the second quarter a year ago. The increase in second quarter 2023 profitability as compared to the prior quarter was primarily the result of higher mortgage banking income. This increase was partially offset by a higher provision for credit losses compared to the preceding quarter due to loan growth. The increase in profitability in the second quarter of 2023 compared to the same period a year ago was primarily due to an increase in net interest income, which was only partially offset by a higher provision for credit losses and a decrease in mortgage banking income.

Dividends per share in the second quarter remained consistent with the first quarter of 2023 at $0.60 per share and increased 48% from $0.41 per share in the second quarter of 2022.

“We had solid loan growth in the second quarter as we continue to establish new customer relationships and gain market share,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “We continue to face increased deposit and funding costs but expect stabilization of our net interest margin in future quarters as lower yielding securities and loans begin to reprice.Credit remains strong but we remain vigilant as businesses adjust to increased expenses due to inflation and interest costs due to the rate environment.”

Second Quarter 2023 Highlights:

•Net interest income in the second quarter of 2023 increased slightly to $25.1 million compared to $25.0 million in the first quarter of 2023 and increased 13% compared to $22.2 million in the second quarter of 2022.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.21% for the second quarter of 2023, a 9-basis point decrease from the first quarter of 2023 and a 51-basis point increase compared to the second quarter of 2022 due primarily to the increased yields on loans, investments, and cash.
•The weighted average interest rate for new portfolio loans booked in the second quarter of 2023 was 6.93% compared to 6.42% in the first quarter of 2023 and 5.07% in the second quarter a year ago.
•Return on average assets (“ROAA”) was 0.85% and return on average equity (“ROAE”) was 9.85% for the second quarter of 2023.
•Portfolio loans were $1.66 billion at June 30, 2023, up 8% from the preceding quarter and up 18% from a year ago, primarily due to new customer relationships and expanding market share. Approximately 74% of portfolio loans are variable and 15% of earning assets are subject to rate increases immediately when prime or other rate indices increase.
•Total deposits were $2.30 billion at June 30, 2023, up slightly from the preceding quarter, and down 1% from $2.34 billion a year ago. Demand deposits decreased 14% year-over-year to $711.4 million at June 30, 2023 and currently represent 31% of total deposits.

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•The average cost of interest-bearing deposits was 1.56% at June 30, 2023, up from 1.20% at March 31, 2023 and 0.16% at June 30, 2022.
•Total liquid assets and investments and loans maturing within one year were $442.9 million and our funds available for borrowing under our existing lines of credit were $1.2 billion at June 30, 2023.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total assets	$2,638,207	$2,580,037	$2,674,318	$2,717,514	$2,611,154
Total portfolio loans	$1,659,239	$1,535,187	$1,501,785	$1,407,266	$1,405,709
Total portfolio loans (excluding PPP loans)	$1,655,660	$1,531,007	$1,494,675	$1,395,932	$1,373,837
Total deposits	$2,302,311	$2,296,273	$2,387,211	$2,439,335	$2,335,390
Total shareholders’ equity	$221,336	$224,425	$218,629	$210,699	$215,289
Net income	$5,577	$4,830	$8,595	$10,125	$4,795
Diluted earnings per share	$0.98	$0.84	$1.48	$1.76	$0.83
Return on average assets	0.85%	0.76%	1.26%	1.52%	0.74%
Return on average shareholders’ equity	9.85%	8.73%	15.71%	18.18%	8.58%
NIM	4.14%	4.22%	4.31%	4.22%	3.67%
NIMTE*	4.21%	4.30%	4.36%	4.27%	3.70%
Efficiency ratio	74.03%	78.51%	65.23%	63.69%	77.39%
Total shareholders’ equity/total assets	8.39%	8.70%	8.18%	7.75%	8.24%
Tangible common equity/tangible assets*	7.83%	8.13%	7.62%	7.21%	7.68%
Book value per share	$39.45	$39.56	$38.35	$37.09	$37.90
Tangible book value per share*	$36.60	$36.74	$35.55	$34.27	$35.08
Dividends per share	$0.60	$0.60	$0.50	$0.50	$0.41
Common stock outstanding	5,610,841	5,672,841	5,700,728	5,681,089	5,681,089

* References to NIMTE, tangible book value per share, tangible common equity to tangible assets, and tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

The Alaska Department of Labor ("DOL") has released preliminary jobs data through May of 2023. The DOL reported Alaska’s seasonally adjusted unemployment rate for May of 2023 decreased to 3.6%, which is now lower than the U.S. rate, which rose to 3.7%. The DOL reports total payroll jobs in Alaska increased 1.8% or 5,800 jobs compared to May of 2022.

According to the DOL, Leisure and Hospitality had the largest growth of 7.2% year over year in May 2023. The 2,600 job increase over the prior 12 months brings the sector to 38,700 jobs, which is higher than the pre-pandemic level. Professional and Business Services added 800 jobs and Health Care increased by 600 jobs over the same 12 month period. The Oil and Gas sector has benefited from higher energy prices and new exploration activity, resulting in an increase of 300 jobs or 4.3% since May of 2022. Transportation, Warehousing and Utilities added 400 jobs and Retail also increased by 400 jobs year over year compared to May of 2022. Manufacturing, which is primarily seafood processing, declined 500 jobs and Information decreased 100 jobs for the same 12 month period.

Alaska’s Gross State Product (“GSP”) in the first quarter of 2023, was estimated to be $63.8 billion in current dollars, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP grew 1.6% at annualized rates in the first quarter of 2023, compared to the average U.S. rate of 2%. Alaska’s real GSP improvement in the first quarter of 2023 was most positively impacted by gains in the Construction and Health Care sectors.

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The BEA also calculated Alaska’s seasonally adjusted personal income at $52.1 billion in the first quarter of 2023. This was an annualized improvement of 7.2% for Alaska and larger than the national average of 5.1%. Alaskans had annualized wage earnings growth of 6.6%, compared to a U.S. average of 4.6% in the first quarter of 2023 as compared to a year ago.

The monthly average price of Alaska North Slope (“ANS”) crude oil has been in a stable range between $75.81 and $82.83 in the first six months of 2023. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 486 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2022. The DOR has forecast production to increase to 494 thousand bpd in Alaska’s fiscal year 2023 and 504 thousand bpd in 2024. That number is projected by the DOR to grow to 556 thousand bpd in 2028. This is primarily a result of new production coming on line in the NPR-A region west of Prudhoe Bay.

According to the Mortgage Bankers Association, Alaska’s home mortgage delinquency rate in the first quarter of 2023 improved to 2.7% compared to 2.9% in the fourth quarter of 2022. Alaska’s delinquency rate of 2.7% compares to the national average rate of 3.3% for the first quarter of 2023. The Mortgage Bankers Association survey reported that the mortgage foreclosure inventory in Alaska in the first quarter of 2023 was 0.54% and the national average was 0.57%.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 7.6% in 2022 to $456,544. This was the fifth consecutive year of price increases, following growth of 6.9% in 2021 and 5.8% in 2020. In the first six months of 2023, the average sales price in Anchorage continued to increase 3.7% to $473,330.

Average sales prices for single family homes in the Matanuska Susitna Borough rose 9.9% in 2022 to $382,504, continuing a trend of average price increases for more than a decade. Average home prices in the Matanuska Susitna Borough increased 15.6% in 2021 and 9.9% in 2020. In the first six months of 2023, the average sales price in the Matanuska Susitna Borough has increased 3.5% to $395,952. These two markets represent the regions where the vast majority of Northrim Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported there were 934 housing units sold in Anchorage in the first six months of 2023, compared to 1,298 in the first half of 2022 for a decline of 33.2%. Anchorage home sales also declined by 21.2% in 2022 compared to 2021. “A lack of inventory due to a reduction in the supply of new homes being constructed and a lower churn of existing homes being listed on the market are the primary reasons for the decline in sales,” explains Mark Edwards, EVP Chief Credit Officer and Bank Economist. “The limited supply of homes is not keeping up with demand and therefore price increases are continuing, despite the higher interest rate environment,” he concludes. The Matanuska Susitna Borough also experienced a lower volume of home sales in the last 18 months. For the first six months of 2023 there were 761 homes sales in the Matanuska Susitna Borough, compared to 1,077 in the first half of 2022 for a decrease of 29.3%. Matanuska Susitna Borough home sales also declined 11.9% in 2022 compared to the prior year according to the Alaska Multiple Listing Services.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

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Review of Income Statement

Consolidated Income Statement

In the second quarter of 2023, Northrim generated a ROAA of 0.85% and a ROAE of 9.85%, compared to 0.76% and 8.73%, respectively, in the first quarter of 2023 and 0.74% and 8.58%, respectively, in the second quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased slightly to $25.1 million in the second quarter of 2023 compared to $25.0 million in the first quarter of 2023 and increased 13% compared to $22.2 million in the second quarter of 2022. Interest expense on deposits increased to $6.1 million in the second quarter compared to $4.6 million in the first quarter of 2023 and $599,000 in the second quarter of 2022.

NIMTE* was 4.21% in the second quarter of 2023 compared to 4.30% in the preceding quarter and 3.70% in the second quarter a year ago. NIMTE* decreased 9 basis points in the second quarter of 2023 compared to the prior quarter mostly due to an increase in the cost of interest-bearing deposits and borrowings and increased 51 basis points compared to the second quarter of 2022 primarily due to higher yields on portfolio loans, investments, and interest bearing deposits in other banks. This increase in yields in the second quarter of 2023 compared to the second quarter of 2022 was only partially offset by higher rates on interest-bearing deposits and borrowings. The weighted average interest rate for new loans booked in the second quarter of 2023 was 6.93% compared to 6.42% in the first quarter of 2023 and 5.07% in the second quarter a year ago. No long-term investments were purchased in the second quarter of 2023, however, the Company purchased long-term investments in the first quarter of 2023 with a weighted average yield of 7.21% compared to 3.22% in the second quarter a year ago. “We expect our net interest margin to remain relatively stable as estimated increases in earning-asset yields and the change in mix of our earning-assets with the maturing of low rate investment securities supporting future loan growth to likely to be offset by increases in deposit rates, as the deposit market remains competitive in this rising interest rate environment,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 20231.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.4 million in the second quarter of 2023, which includes a $103,000 benefit to the provision for credit losses on unfunded commitments and a provision for credit losses on loans of $1.5 million. This compares to a provision for credit losses of $360,000 in the first quarter of 2023, and a provision for credit losses of $463,000 in the second quarter a year ago. The increase in the provision for credit losses on loans in the second quarter of 2023 is primarily due to loan growth during the quarter which was only partially offset by a slight improvement in management's forecasted economic factors.

Nonperforming loans, net of government guarantees, decreased during the quarter to $5.3 million at June 30, 2023, compared to $6.1 million at March 31, 2023, and decreased compared to $7.3 million at June 30, 2022.

The allowance for credit losses was 292% of nonperforming loans, net of government guarantees, at the end of the second quarter of 2023, compared to 233% three months earlier and 158% a year ago.

1As of March 31, 2023, the S&P U.S. Small Cap Bank Index tracked 243 banks with total common market capitalization between $250 million to $1B for the following ratio: NIMTE* of 3.43%.

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Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $7.0 million, or 22% of total second quarter 2023 revenues, as compared to $4.9 million, or 16% of revenues in the first quarter of 2023, and $7.8 million, or 26% of revenues in the second quarter of 2022. The increase in other operating income in the second quarter of 2023 as compared to the preceding quarter is primarily the result of an increase in mortgage banking income due to higher volume of mortgage activity. The decrease in other operating income in the second quarter of 2023 as compared to the second quarter a year ago was due primarily to lower volume of mortgage activity. See further discussion regarding mortgage activity during the second quarter contained under “Home Mortgage Lending” below. The fair market value of marketable equity securities decreased $234,000 in the second quarter of 2023 compared to a decrease of $223,000 in the prior quarter and a decrease of $810,000 in the second quarter of 2022.

Other Operating Expenses

Operating expenses were $23.8 million in the second quarter of 2023, compared to $23.5 million in the first quarter of 2023, and $23.2 million in the second quarter of 2022. The increase in other operating expenses in the second quarter of 2023 compared to the prior reported periods is primarily due to increased marketing and insurance expenses as well as an increase in other operating expenses.

Income Tax Provision

In the second quarter of 2023, Northrim recorded $1.4 million in state and federal income tax expense for an effective tax rate of 19.6%, compared to $1.2 million, or 20.4% in the first quarter of 2023 and $1.5 million, or 24.1% in the second quarter a year ago. The decrease in the tax rate in the second quarter of 2023 as compared to the second quarter of 2022 is primarily the result of an increase in tax credits and tax exempt interest income as a percentage of pre-tax income in 2023 as compared to 2022.

Community Banking

Northrim opened a loan production office in Homer, Alaska in the second quarter of 2023. “We are pleased to continue our expansion throughout Alaska with our loan production office in Homer as we continue to look for opportunities to expand our market share,” said Mike Huston, Northrim Bank President.

Net interest income in the Community Banking segment totaled $22.7 million in the second quarter of 2023, compared to $24.8 million in the first quarter of 2023 and $21.6 million in the second quarter of 2022. Net interest income decreased in the second quarter of 2023 as compared to the first quarter of 2023 mostly due to a reclassification of $768,000 of mortgage net interest income from the first quarter of 2023 out of the Community Banking segment and into Home Mortgage Lending.

In the most recent deposit market share data from the FDIC for the period from June 30, 2021, to June 30, 2022, Northrim’s deposit market share in Alaska increased to $2.4 billion, or 13.95% of Alaska's total deposits as of June 30, 2022 from $2.2 billion, or 13.00% of Alaska's total deposits as of June 30, 2021. This represents 7.3% growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up only 1% during the same period. See further discussion regarding the Company's deposit movement for the quarter below.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Net interest income	$22,700	$24,752	$26,741	$25,668	$21,603
Provision (benefit) for credit losses	1,407	360	1,886	(353)	463
Other operating income	3,067	2,900	3,819	2,938	1,907
Other operating expense	17,805	17,417	16,678	15,977	16,415
Income before provision for income taxes	6,555	9,875	11,996	12,982	6,632
Provision for income taxes	1,192	2,315	1,884	2,911	1,605
Net income	$5,363	$7,560	$10,112	$10,071	$5,027
Weighted average shares outstanding, diluted	5,677,292	5,757,458	5,769,415	5,740,494	5,805,870
Diluted earnings per share	$0.94	$1.31	$1.74	$1.75	$0.87

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2023	June 30, 2022
Net interest income	$47,452	$40,512
Provision for credit losses	1,767	313
Other operating income	5,967	5,748
Other operating expense	35,222	31,246
Income before provision for income taxes	16,430	14,701
Provision for income taxes	3,507	3,246
Net income Community Banking segment	$12,923	$11,455
Weighted average shares outstanding, diluted	5,719,453	5,902,287
Diluted earnings per share	$2.26	$1.94

Home Mortgage Lending

During the second quarter of 2023, mortgage loans funded for sale increased to $113.8 million, of which 97% was for home purchases, compared to $50.7 million and 95% of loans funded for home purchases in the first quarter of 2023, and decreased as compared to $191.0 million, of which 90% was for home purchases in the second quarter of 2022. The rising interest rate environment has caused the housing market to slow down and also resulted in fewer refinances compared to 2022.

The Company has developed mortgage products including adjustable rate mortgages, a second home product, and extended locks which are intended to appeal to customers given the current interest rate environment. During the second quarter of 2023, Residential Mortgage originated $55.6 million in home mortgages, which were mostly adjustable rate mortgages, that Northrim Bank purchased and booked as consumer loans at a weighted average interest rate of 5.70%, up from $42.0 million and 5.11% in the first quarter of 2023 and $34.6 million and 5.52% in the fourth quarter of 2022. Total mortgage production for the second quarter of 2023 was up 83% compared to the first quarter of 2023 and down 11% compared to the second quarter a year ago. Given the seasonality of the mortgage operations, the Company usually sees an increase in production in the second quarter. Additionally, management anticipates that the volume of mortgages that Northrim Bank will purchase from Residential Mortgage to decrease, as they look to sell a larger percentage of production on the secondary market going forward. Mr. Ballard noted that “the recent purchases of mortgage by Northrim Bank was a long-term, strategic decision in order to utilize prior year's excess liquidity, reduce asset sensitivity, and provide products to loan originators to market for increased production.” Mr. Ballard added, “our target for these mortgages is approximately 10% of our loan portfolio.”

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The expansion efforts of mortgage production in the Arizona, Colorado, and Pacific Northwest markets in late 2022 have contributed to 15% of Residential Mortgage's $169 million total production in the second quarter of 2023 and 19% of $93 million in total production in the first quarter of 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $574,000 during the second quarter of 2023 compared to a decrease of $795,000 for the first quarter of 2023 and a decrease of $250,000 for the second quarter of 2022. Mortgage servicing revenue remained stable at $1.4 million in the second quarter of 2023 relative to the prior quarter and decreased from $1.9 million in the second quarter of 2022 due to lower production of Alaska Housing Finance Corporation (AHFC) mortgages which contribute to servicing revenues at origination. In the second quarter of 2023, the Company added $30 million in new mortgage loans to the servicing portfolio as compared to $26 million in the first quarter of 2023 and $57 million in the second quarter of 2022.

As of June 30, 2023, Northrim serviced 3,537 loans in its $921.6 million home-mortgage-servicing portfolio, a 1% increase compared to the $911.1 million serviced for the first quarter of 2023, and a 13% increase from the $818.3 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 2.1% at June 30, 2023, compared to 2.6% at June 30, 2022.

Other operating expense decreased to $6.0 million in the second quarter of 2023, compared to $6.1 million in the first quarter of 2023, and compared to $6.8 million in the second quarter of 2022. The decrease in other operating expenses in the second quarter of 2023 compared to the second quarter of 2022 is primarily due to decreased salaries and other personnel expense. Despite higher mortgage loan production volumes, salaries and other personnel expense decreased mostly due to deferred salary costs on mortgage loans originated for investment.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Mortgage commitments	$71,123	$41,050	$29,065	$74,731	$116,167
Mortgage loans funded for sale	$113,824	$50,725	$82,149	$168,786	$191,023
Mortgage loans funded for investment	$55,595	$41,964	$34,622	$—	$—
Total mortgage loans funded	$169,419	$92,689	$116,771	$168,786	$191,023
Mortgage loan refinances to total fundings	3%	5%	11%	7%	10%
Mortgage loans serviced for others	$921,616	$911,065	$898,840	$859,288	$818,266

Net realized gains on mortgage loans sold	$2,570	$1,305	$1,567	$3,736	$4,649
Change in fair value of mortgage loan commitments, net	358	125	(446)	(395)	(603)
Total production revenue	2,928	1,430	1,121	3,341	4,046
Mortgage servicing revenue	1,424	1,368	2,120	2,121	1,932
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(3)	(212)	93	555	(225)
Other[2]	(571)	(583)	(411)	(410)	(25)
Total mortgage servicing revenue, net	850	573	1,802	2,266	1,682
Other mortgage banking revenue	135	5	33	127	172
Total mortgage banking income	$3,913	$2,008	$2,956	$5,734	$5,900

Net interest income	$2,442	$280	$546	$643	$609
Mortgage banking income	3,913	2,008	2,956	5,734	5,900
Other operating expense	5,977	6,092	5,548	6,309	6,823
(Loss) income before provision for income taxes	378	(3,804)	(2,046)	68	(314)
(Benefit) provision for income taxes	164	(1,074)	(529)	14	(82)
Net (loss) income	$214	($2,730)	($1,517)	$54	($232)

Weighted average shares outstanding, diluted	5,677,292	5,757,458	5,769,415	5,740,494	5,805,870
Diluted earnings per share	$0.04	($0.47)	($0.26)	$0.01	($0.04)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2023	June 30, 2022
Mortgage loans funded for sale	$164,549	$334,598
Mortgage loans funded for investment	97,559	—
Total mortgage loans funded	$262,108	$334,598
Mortgage loan refinances to total fundings	4%	16%

Net realized gains on mortgage loans sold	$3,875	$8,569
Change in fair value of mortgage loan commitments, net	482	(193)
Total production revenue	4,357	8,376
Mortgage servicing revenue	2,792	3,703
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(215)	967
Other[2]	(1,154)	(506)
Total mortgage servicing revenue, net	1,423	4,164
Other mortgage banking revenue	140	342
Total mortgage banking income	$5,920	$12,882

Net interest income	$2,722	$1,004
Mortgage banking income	5,921	12,882
Other operating expense	12,069	13,093
Income before provision for income taxes	(3,426)	793
Provision for income taxes	(910)	227
Net (loss) income Home Mortgage Lending segment	($2,516)	$566

Weighted average shares outstanding, diluted	5,719,453	5,902,287
Diluted (loss) earnings per share	($0.44)	$0.10
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.64 billion at June 30, 2023, up 2% from the preceding quarter and 1% from a year ago. Northrim’s loan-to-deposit ratio was 72% at June 30, 2023, up from 67% at March 31, 2023, and 60% at June 30, 2022.

At June 30, 2023, our liquid assets and investments and loans maturing within one year were $442.9 million and our funds available for borrowing under our existing lines of credit were $1.2 billion. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.43 billion in the second quarter of 2023, up 1% from $2.40 billion in the first quarter of 2023 and consistent with $2.43 billion in the second quarter a year ago. The average yield on interest-earning assets was 5.31% in the second quarter of 2023, up from 5.10% in the preceding quarter and 3.83% in the second quarter a year ago.

Average investment securities increased to $727.8 million in the second quarter of 2023, compared to $727.6 million in the first quarter of 2023 and $589.6 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.40% for the second quarter of 2023, consistent with 2.40% in the preceding quarter and up from 1.59% in the year ago quarter. The average estimated duration of the investment

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portfolio at June 30, 2023, was approximately three-years compared to approximately three and a half-years at June 30, 2022. As of June 30, 2023, $66.1 million available for sale securities are scheduled to mature in the next six months, $61.9 million are scheduled to mature in six months to one year, and $175.6 million are scheduled to mature in the following year, representing a total of $303.5 million or 12% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities increased by $3.2 million in the second quarter of 2023 resulting in total unrealized loss, net of tax, of $27.5 million due largely to increasing interest rates, compared to $24.3 million at March 31, 2023, and $19.9 million a year ago. Total unrealized losses on held to maturity securities were $4.2 million at June 30, 2023, compared to $4.2 million at March 31, 2023, and $3.4 million a year ago.

Average interest bearing deposits in other banks decreased to $66.1 million in the second quarter from $130.9 million in the first quarter of 2023 and $382.0 million in the second quarter of 2022 as cash was used to fund the growing loan portfolio.

“Portfolio loans increased $124.1 million during the second quarter of 2023 as compared to the first quarter of 2023, largely as a result of new customer relationships and expanding market share, as well as mortgages purchased from Residential Mortgage,” said Mike Huston, Northrim Bank President. Mr. Huston added that “last quarter we noted that we had a strong loan pipeline, which materialized in the second quarter.” Portfolio loans were $1.66 billion at June 30, 2023, up 8% from the preceding quarter and up 18% from a year ago. Average portfolio loans in the second quarter of 2023 were $1.60 billion, which was up 5% from the preceding quarter and up 15% from a year ago. Yields on average portfolio loans in the second quarter of 2023 increased to 6.48% from 6.28% in the first quarter of 2023 and increased from 5.52% in the second quarter of 2022. The increase in the yield on portfolio loans in the second quarter of 2023 compared to the first quarter of 2023 and the second quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. Yields on average portfolio loans, excluding consumer mortgage loans, were 6.57% in the second quarter of 2023 as compared to 6.32% in the first quarter of 2023 and 5.51% in the second quarter of 2022. 31% of loans mature or reprice in the next three months, 13% of loans mature or reprice in three to twelve months, and 17% of loans mature or reprice in one to two years.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.30 billion at June 30, 2023, consistent with $2.30 billion at March 31, 2023, and down 1% from $2.34 billion a year ago. At June 30, 2023, 69% of total deposits were held in business accounts and 31% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $70,000 as of June 30, 2023. Northrim had 15 customers with balances over $10 million as of June 30, 2023, which accounted for $332.6 million, or 14%, of total deposits. Of these $332.6 million of deposits, approximately 41% are insured using ICS or CDARS and an additional 20% are long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits decreased by 7% from the prior quarter and decreased 14% year-over-year to $711.4 million at June 30, 2023. Demand deposits decreased to 31% of total deposits at June 30, 2023 from 34% at March 31, 2023 and 35% of total deposits at March 31, 2022. Average interest-bearing deposits were up 2% to $1.57 billion with an average cost of 1.56% in the second quarter of 2023, compared to $1.54 billion and an average cost of 1.20% in the first quarter of 2023, and up 4% compared to $1.51 billion and an average cost of 0.16% in the second quarter of 2022. Uninsured deposits totaled $910.7 million or 40% of total deposits as of June 30, 2023 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. As interest rates continued to increase in the first six months of 2023, Northrim has taken a proactive, targeted approach to increase deposit rates. There was no significant unusual deposit activity during the first six months of 2023.

Shareholders’ equity was $221.3 million, or $39.45 book value per share, at June 30, 2023, compared to $224.4 million, or $39.56 book value per share, at March 31, 2023 and $215.3 million, or $37.90 book value per share, a year ago. Tangible book value per share* was $36.60 at June 30, 2023, compared to $36.74 at March 31, 2023, and $35.08 per share a year ago. The decrease in shareholders’ equity in the second quarter of 2023 as

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compared to the first quarter of 2023 was largely the result of the decrease in the fair value of the available for sale securities portfolio, which decreased $3.0 million, net of tax, as well as dividends paid of $3.4 million and repurchases of common stock of $2.5 million, which was only partially offset by earnings of $5.6 million. The Company purchased 62,000 shares of common stock in the second quarter of 2023 at an average cost of $40.33 per share and has 195,113 shares remaining under the current share repurchase program as of June 30, 2023. Tangible common equity to tangible assets* was 7.83% as of June 30, 2023. Tangible common equity to tangible common assets, excluding the impact of the fair value of the available for sale securities portfolio*, was 8.79% as of June 30, 2023, compared to 8.99% as of March 31, 2023 and 8.38% as of June 30, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 12.13% at June 30, 2023, compared to 12.75% at March 31, 2023, and 12.74% at June 30, 2022.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.6 million at June 30, 2023 and down from $6.4 million at March 31, 2023 and down from $11.7 million a year ago. Of the NPAs at June 30, 2023, $3.9 million, or 70% are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $6.9 million at June 30, 2023, as compared to $7.2 million at March 31, 2023, and $8.8 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $22,000 in the second quarter of 2023, compared to net loan recoveries of $60,000 in the first quarter of 2023, and net loan charge-offs of $46,000 in the second quarter of 2022.

Special mention loans decreased to $5.9 million at June 30, 2023 from $15.5 million at March 31, 2023. The improvement comes primarily from a commercial credit that was previously cited with documentation deficiencies that have since been rectified. Northrim is actively working with the customers to improve the credit risk profile of these loans.

The Company adopted Accounting Standards Update 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02") on January 1, 2023. The amendments in ASU 2022-02 eliminate the accounting guidance for troubled debt restructurings by creditors while enhancing disclosure requirements for certain loan modifications by creditors when a borrower is experiencing financial difficulty. Northrim had two loan modification to borrowers experiencing financial difficulty totaling $2.2 million, net of government guarantees in the second quarter of 2023.

Northrim had $127.6 million, or 8% of portfolio loans, in the Healthcare sector, $102.2 million, or 6% of portfolio loans, in the Tourism sector, $75.7 million, or 5% of portfolio loans, in the Accommodations sector, $72.5 million, or 4% of portfolio loans, in the Retail sector, $71.6 million, or 4% of portfolio loans, in the Fishing sector, $64.7 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, and $48.6 million, or 3% in the Restaurants and Breweries sector as of June 30, 2023.

Northrim estimates that $97.3 million, or approximately 6% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2023, and $3.4 million of these loans are adversely classified. As of June 30, 2023, Northrim has an additional $42.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and $816,000 of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 19 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, Kodiak, and Nome, and a loan production office in Homer, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the war in Ukraine; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease, outbreaks, such as the COVID-19 pandemic, or similar health threats and measures implemented to combat them; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2023&Type=Spring

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest Income:
Interest and fees on loans	$26,313	$23,694	$19,807	$50,007	$38,075
Interest on portfolio investments	4,679	4,612	2,419	9,291	3,967
Interest on deposits in banks	828	1,489	766	2,317	1,008
Total interest income	31,820	29,795	22,992	61,615	43,050
Interest Expense:
Interest expense on deposits	6,114	4,583	599	10,697	1,174
Interest expense on borrowings	564	180	181	744	360
Total interest expense	6,678	4,763	780	11,441	1,534
Net interest income	25,142	25,032	22,212	50,174	41,516

Provision for credit losses	1,407	360	463	1,767	313
Net interest income after provision for credit losses	23,735	24,672	21,749	48,407	41,203

Other Operating Income:
Mortgage banking income	3,913	2,008	5,900	5,921	12,882
Purchased receivable income	1,018	977	566	1,995	968
Bankcard fees	986	908	927	1,894	1,731
Service charges on deposit accounts	505	457	402	962	776
Keyman insurance proceeds	—	—	—	—	2,002
Unrealized loss on marketable equity securities	(234)	(223)	(810)	(457)	(1,232)
Other income	792	781	822	1,573	1,503
Total other operating income	6,980	4,908	7,807	11,888	18,630

Other Operating Expense:
Salaries and other personnel expense	15,183	15,484	15,401	30,667	29,507
Data processing expense	2,377	2,355	2,311	4,732	4,303
Occupancy expense	1,811	1,943	1,748	3,754	3,474
Marketing expense	933	564	814	1,497	1,239
Professional and outside services	801	722	708	1,523	1,430
Insurance expense	647	557	516	1,204	1,082
Intangible asset amortization expense	3	4	6	7	12
OREO expense, net rental income and gains on sale	(8)	26	19	18	7
Other operating expense	2,035	1,854	1,715	3,889	3,285
Total other operating expense	23,782	23,509	23,238	47,291	44,339

Income before provision for income taxes	6,933	6,071	6,318	13,004	15,494
Provision for income taxes	1,356	1,241	1,523	2,597	3,473
Net income	$5,577	$4,830	$4,795	$10,407	$12,021

Basic EPS	$0.99	$0.85	$0.83	$1.84	$2.05
Diluted EPS	$0.98	$0.84	$0.83	$1.82	$2.03
Weighted average shares outstanding, basic	5,632,174	5,691,432	5,750,873	5,661,803	5,844,455
Weighted average shares outstanding, diluted	5,677,292	5,757,458	5,805,870	5,719,453	5,902,287

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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2023	2023	2022

Assets:
Cash and due from banks	$34,809	$28,976	$24,035
Interest bearing deposits in other banks	1,943	110,235	312,888
Investment securities available for sale, at fair value	671,139	677,734	612,027
Investment securities held to maturity	36,750	36,750	29,750
Marketable equity securities, at fair value	10,604	10,515	9,122
Investment in Federal Home Loan Bank stock	5,858	3,752	3,824
Loans held for sale	60,759	23,985	63,080

Portfolio loans	1,659,239	1,535,187	1,405,709
Allowance for credit losses, loans	(15,645)	(14,157)	(11,537)
Net portfolio loans	1,643,594	1,521,030	1,394,172
Purchased receivables, net	21,866	21,190	15,277
Mortgage servicing rights, at fair value	18,248	18,303	16,301
Other real estate owned, net	273	273	5,638
Premises and equipment, net	39,573	38,163	37,106
Lease right of use asset	10,088	9,469	9,875
Goodwill and intangible assets	15,977	15,980	15,997
Other assets	66,726	63,682	62,062
Total assets	$2,638,207	$2,580,037	$2,611,154

Liabilities:
Demand deposits	$711,390	$767,772	$830,156
Interest-bearing demand	795,128	717,910	666,283
Savings deposits	275,602	292,857	349,208
Money market deposits	232,698	262,478	319,843
Time deposits	287,493	255,256	169,900
Total deposits	2,302,311	2,296,273	2,335,390
Other borrowings	64,887	13,991	14,302
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	10,087	9,466	9,846
Other liabilities	29,276	25,572	26,017
Total liabilities	2,416,871	2,355,612	2,395,865

Shareholders’ Equity:
Total shareholders’ equity	221,336	224,425	215,289
Total liabilities and shareholders’ equity	$2,638,207	$2,580,037	$2,611,154

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$666,949	40%	$608,499	39%	$600,292	41%	$584,533	41%	$547,495	39%
SBA Paycheck Protection Program loans	3,723	—%	4,375	—%	7,331	—%	11,724	1%	32,948	2%
CRE owner occupied loans	258,440	16%	254,911	17%	255,470	17%	231,404	16%	241,575	17%
CRE nonowner occupied loans	448,955	27%	432,679	28%	438,680	29%	418,845	30%	416,285	30%
Construction loans	115,522	7%	119,641	8%	125,739	8%	118,452	8%	131,850	9%
Consumer loans	173,584	10%	123,707	8%	82,883	5%	50,281	4%	43,852	3%
Subtotal	1,667,173		1,543,812		1,510,395		1,415,239		1,414,005
Unearned loan fees, net	(7,934)		(8,625)		(8,610)		(7,973)		(8,296)
Total portfolio loans	$1,659,239		$1,535,187		$1,501,785		$1,407,266		$1,405,709

Composition of Deposits
	June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$711,390	31%	$767,772	34%	$797,434	34%	$861,378	35%	$830,156	35%
Interest-bearing demand	795,128	35%	717,910	31%	767,686	32%	757,422	31%	666,283	29%
Savings deposits	275,602	12%	292,857	13%	320,917	13%	344,975	14%	349,208	15%
Money market deposits	232,698	10%	262,478	11%	308,317	13%	309,690	13%	319,843	14%
Time deposits	287,493	12%	255,256	11%	192,857	8%	165,870	7%	169,900	7%
Total deposits	$2,302,311		$2,296,273		$2,387,211		$2,439,335		$2,335,390

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2023	2023	2022
Nonaccrual loans	$7,723	$8,775	$8,001
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	7,723	8,775	8,001
Nonperforming loans guaranteed by government	(2,374)	(2,692)	(683)
Net nonperforming loans	5,349	6,083	7,318
Other real estate owned	273	273	5,638
Other real estate owned guaranteed by government	—	—	(1,279)
Net nonperforming assets	$5,622	$6,356	$11,677
Nonperforming loans, net of government guarantees / portfolio loans	0.32%	0.40%	0.52%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.34%	0.43%	0.57%
Nonperforming assets, net of government guarantees / total assets	0.21%	0.25%	0.45%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.22%	0.26%	0.47%

Adversely classified loans, net of government guarantees	$6,927	$7,221	$8,836
Special mention loans, net of government guarantees	$5,882	$15,547	$5,665
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.01%	0.06%	0.02%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.01%	0.06%	0.02%

Allowance for credit losses / portfolio loans	0.94%	0.92%	0.82%
Allowance for credit losses / portfolio loans, net of government guarantees	1.01%	0.99%	0.90%
Allowance for credit losses / nonperforming loans, net of government
guarantees	292%	233%	158%

Gross loan charge-offs for the quarter	$49	$14	$166
Gross loan recoveries for the quarter	($27)	($74)	($120)
Net loan (recoveries) charge-offs for the quarter	$22	($60)	$46
Net loan charge-offs (recoveries) year-to-date	($38)	($60)	$308
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	—%	—%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	—%	(0.02)%	0.04%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at March 31, 2023	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at June 30, 2023
Commercial loans	$6,375	$—	($545)	($49)	$—	$—	$—	$5,781
Commercial real estate	2,095	—	(449)	—	—	—	—	1,646
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	196	—	(9)	—	—	—	—	187
Non-performing loans guaranteed by government	(2,692)	—	269	49	—	—	—	(2,374)
Total non-performing loans	6,083	—	(734)	—	—	—	—	5,349
Other real estate owned	273	—	—	—	—	—	—	273
Total non-performing assets,
net of government guarantees	$6,356	$—	($734)	$—	$—	$—	$—	$5,622

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Charge-offs:
Residential intellectual & developmental disability facility	$49	$—	$—	$—	$—
Land subdivision	—	—	—	—	166
Architectural services	—	—	—	20	—
Restaurants	—	—	—	25	—
Consumer	—	14	—	3	—
Total charge-offs	$49	$14	$—	$48	$166

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$66,058	4.96%	$130,929	4.55%	$382,015	0.79%
Portfolio investments	727,833	2.40%	727,610	2.40%	589,553	1.59%
Loans held for sale	37,594	5.96%	20,901	5.54%	59,677	4.16%
Portfolio loans	1,603,126	6.48%	1,524,130	6.28%	1,398,149	5.52%
Total interest-earning assets	2,434,611	5.31%	2,403,570	5.10%	2,429,394	3.83%
Nonearning assets	185,342		185,755		172,655
Total assets	$2,619,953		$2,589,325		$2,602,049

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,568,173	1.56%	$1,543,437	1.20%	$1,513,957	0.16%
Borrowings	54,602	4.11%	24,366	2.92%	24,675	2.92%
Total interest-bearing liabilities	1,622,775	1.65%	1,567,803	1.23%	1,538,632	0.20%

Noninterest-bearing demand deposits	735,615		756,088		808,186
Other liabilities	34,514		41,067		31,064
Shareholders’ equity	227,049		224,367		224,167
Total liabilities and shareholders’ equity	$2,619,953		$2,589,325		$2,602,049
Net spread		3.66%		3.87%		3.63%
NIM		4.14%		4.22%		3.67%
NIMTE*		4.21%		4.30%		3.70%
Cost of funds		1.13%		0.83%		0.13%
Average portfolio loans to average
interest-earning assets	65.85%		63.41%		57.55%
Average portfolio loans to average total deposits	69.59%		66.28%		60.21%
Average non-interest deposits to average
total deposits	31.93%		32.88%		34.80%
Average interest-earning assets to average
interest-bearing liabilities	150.03%		153.31%		157.89%

The components of the change in NIMTE* are detailed in the table below:

	2Q23 vs. 1Q23	2Q23 vs. 2Q22
Nonaccrual interest adjustments	—%	(0.11)%
Impact of SBA Paycheck Protection Program loans	—%	(0.17)%
Interest rates on loans and liabilities and loan fees, all other loans	(0.15)%	0.72%
Volume and mix of other interest-earning assets and liabilities	0.06%	0.07%
Change in NIMTE*	(0.09)%	0.51%

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
July 27, 2023
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2023		June 30, 2022
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$98,314	4.69%	$459,843	0.44%
Portfolio investments	727,722	2.40%	540,563	1.43%
Loans held for sale	29,294	5.80%	56,173	3.65%
Portfolio loans	1,563,847	6.39%	1,389,050	5.40%
Total interest-earning assets	2,419,177	5.21%	2,445,629	3.58%
Nonearning assets	185,545		164,611
Total assets	$2,604,722		$2,610,240

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,555,874	1.39%	$1,519,995	0.16%
Borrowings	39,567	3.74%	24,726	2.91%
Total interest-bearing liabilities	1,595,441	1.44%	1,544,721	0.20%

Noninterest-bearing demand deposits	745,795		801,481
Other liabilities	37,772		33,436
Shareholders' equity	225,714		230,602
Total liabilities and shareholders' equity	$2,604,722		$2,610,240
Net spread		3.77%		3.38%
NIM		4.18%		3.42%
NIMTE*		4.25%		3.45%
Cost of funds		0.98%		0.13%
Average portfolio loans to average interest-earning assets	64.64%		56.80%
Average portfolio loans to average total deposits	67.94%		59.83%
Average non-interest deposits to average total deposits	32.40%		34.52%
Average interest-earning assets to average interest-bearing liabilities	151.63%		158.32%

The components of the change in NIMTE* are detailed in the table below:

YTD23 vs.YTD22
Nonaccrual interest adjustments	(0.05)%
Impact of SBA Paycheck Protection Program loans	(0.20)%
Interest rates and loan fees	1.00%
Volume and mix of interest-earning assets and liabilities	0.05%
Change in NIMTE*	0.80%

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
July 27, 2023
21 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2023	March 31, 2023	June 30, 2022
Book value per share	$39.45	$39.56	$37.90
Tangible book value per share*	$36.60	$36.74	$35.08
Total shareholders’ equity/total assets	8.39%	8.70%	8.24%
Tangible Common Equity/Tangible Assets*	7.83%	8.13%	7.68%
Tier 1 Capital / Risk Adjusted Assets	12.13%	12.75%	12.74%
Total Capital / Risk Adjusted Assets	13.02%	13.60%	13.45%
Tier 1 Capital / Average Assets	9.28%	9.40%	8.84%
Shares outstanding	5,610,841	5,672,841	5,681,089
Total unrealized loss on AFS debt securities, net of income taxes	($27,470)	($24,311)	($19,911)
Total unrealized gain (loss) on derivatives and hedging activities, net of income taxes	$1,028	$827	$571

Profitability Ratios
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
For the quarter:
NIM	4.14%	4.22%	4.31%	4.22%	3.67%
NIMTE*	4.21%	4.30%	4.36%	4.27%	3.70%
Efficiency ratio	74.03%	78.51%	65.23%	63.69%	77.39%
Return on average assets	0.85%	0.76%	1.26%	1.52%	0.74%
Return on average equity	9.85%	8.73%	15.71%	18.18%	8.58%

	June 30, 2023	June 30, 2022
Year-to-date:
NIM	4.18%	3.42%
NIMTE*	4.25%	3.45%
Efficiency ratio	76.19%	73.70%
Return on average assets	0.81%	0.93%
Return on average equity	9.30%	10.51%

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
July 27, 2023
22 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2023 and 2022. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Net interest income	$25,142	$25,032	$27,287	$26,311	$22,212
Divided by average interest-bearing assets	2,434,611	2,403,570	2,513,862	2,471,640	2,429,394
Net interest margin (“NIM”)[2]	4.14%	4.22%	4.31%	4.22%	3.67%

Net interest income	$25,142	$25,032	$27,287	$26,311	$22,212
Plus: reduction in tax expense related to
tax-exempt interest income	400	429	325	284	193
	$25,542	$25,461	$27,612	$26,595	$22,405
Divided by average interest-bearing assets	2,434,611	2,403,570	2,513,862	2,471,640	2,429,394
NIMTE[2]	4.21%	4.30%	4.36%	4.27%	3.70%

	Year-to-date
	June 30, 2023	June 30, 2022
Net interest income	$50,174	$41,516
Divided by average interest-bearing assets	2,419,177	2,445,629
Net interest margin ("NIM")[3]	4.18%	3.42%

Net interest income	$50,174	$41,516
Plus: reduction in tax expense related to
tax-exempt interest income	829	358
	$51,003	$41,874
Divided by average interest-bearing assets	2,419,177	2,445,629
NIMTE[3]	4.25%	3.45%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2023 and 2022, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2023 and 2022.

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
July 27, 2023
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Total shareholders’ equity	$221,336	$224,425	$218,629	$210,699	$215,289
Divided by shares outstanding	5,611	5,673	5,701	5,681	5,681
Book value per share	$39.45	$39.56	$38.35	$37.09	$37.90

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Total shareholders’ equity	$221,336	$224,425	$218,629	$210,699	$215,289
Less: goodwill and intangible assets	15,977	15,980	15,984	15,990	15,997
	$205,359	$208,445	$202,645	$194,709	$199,292
Divided by shares outstanding	5,611	5,673	5,701	5,681	5,681
Tangible book value per share	$36.60	$36.74	$35.55	$34.27	$35.08

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Total shareholders’ equity	$221,336	$224,425	$218,629	$210,699	$215,289
Total assets	2,638,207	2,580,037	2,674,318	2,717,514	2,611,154
Total shareholders’ equity to total assets	8.39%	8.70%	8.18%	7.75%	8.24%

Northrim BanCorp, Inc.	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total shareholders’ equity	$221,336	$224,425	$218,629	$210,699	$215,289
Less: goodwill and other intangible assets, net	15,977	15,980	15,984	15,990	15,997
Tangible common shareholders’ equity	$205,359	$208,445	$202,645	$194,709	$199,292

Total assets	$2,638,207	$2,580,037	$2,674,318	$2,717,514	$2,611,154
Less: goodwill and other intangible assets, net	15,977	15,980	15,984	15,990	15,997
Tangible assets	$2,622,230	$2,564,057	$2,658,334	$2,701,524	$2,595,157
Tangible common equity ratio	7.83%	8.13%	7.62%	7.21%	7.68%

Northrim BanCorp Earns $5.6 Million, or $0.98 per Diluted Share in 2Q23
July 27, 2023
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets, excluding the fair value of the available for sale securities portfolio

Tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets, excluding the fair value of the available for sale securities portfolio, and shareholders' equity to total assets.

Northrim BanCorp, Inc.	June 30, 2023	March 31, 2023	June 30, 2022

Total shareholders' equity	$221,336	$224,425	$215,289
Total assets	2,638,207	2,580,037	2,611,154
Total shareholders' equity to total assets	8.39%	8.70%	8.24%

Northrim BanCorp, Inc.	June 30, 2023	March 31, 2023	June 30, 2022

Total shareholders' equity	$221,336	$224,425	$215,289
Less: goodwill and other intangible assets, net	15,977	15,980	15,997
Less: unrealized gain (loss) on available for sale securities, net income taxes	(27,470)	(24,311)	(19,911)
Tangible common shareholders' equity, excluding the fair value of the available for sale securities portfolio	$232,829	$232,756	$219,203

Total assets	$2,638,207	$2,580,037	$2,611,154
Less: goodwill and other intangible assets, net	15,977	15,980	15,997
Less: unrealized gain (loss) on available for sale securities, net income taxes	(27,470)	(24,311)	(19,911)
Tangible assets, excluding the fair value of the available for sale securities portfolio	$2,649,700	$2,588,368	$2,615,068
Tangible common equity ratio, excluding the fair value of the available for sale securities portfolio	8.79%	8.99%	8.38%

Note Transmitted on GlobeNewswire on July 27, 2023, at 12:15 pm Alaska Standard Time.